Contact: Ronald J. Carlson, Chairman, Interim President/CEO

858-875-2000

NEWS RELEASE

Banking Veteran Joins Board of 1st Pacific Bancorp and 1st Pacific Bank
of California

San Diego, CA – January 15, 2009 – 1st Pacific Bancorp (NASDAQ: FPBN)

1st Pacific Bancorp, the parent of 1st Pacific Bank of California announced today the appointment of Marshall V. Laitsch as a director of 1st Pacific Bancorp and 1st Pacific Bank. A seasoned Southern California banking veteran, Marshall Laitsch has over thirty-five years of experience in community and regional banking in Southern California. Mr. Laitsch began his banking career immediately after serving in the United States Army. He has held numerous executive level positions throughout his banking career including serving as President and Chief Executive Officer of Sunwest Bank in Orange County, California and Pacific Century Bank in Los Angeles and Orange County. Most recently Mr. Laitsch held the position of President and Board Director for the Southern California Division of Placer Sierra Bank.

Mr. Laitsch is a graduate of Western Illinois University with a MBA degree in Finance and BA degree in Business Administration, Management and Accounting.

Chairman of the Board, President and CEO Ronald J. Carlson stated, “Marshall’s business experience and knowledge of the community banking industry is a tremendous asset and will be invaluable to us as we continue to grow our bank. He is a welcome addition to our team.”

About 1st Pacific Bancorp
1st Pacific Bancorp is the holding company for 1st Pacific Bank of California, San Diego’s leading local business bank. The bank offers a full complement of business products and services to meet the financial needs of professional firms, small- to mid-sized businesses, their owners and the people who work there. 1st Pacific Bank has a total of eight banking offices located in San Diego County: in the University Towne Center area, the Tri-Cities area of Oceanside, Mission Valley, the Inland North County, El Cajon, La Jolla, Solana Beach and downtown San Diego. For additional information, visit the company’s website at www.1stpacbank.com.

Safe Harbor Statement. This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices; levies and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; and other factors, including risk factors, referred to from time to time in filings made by 1st Pacific Bancorp with the Securities and Exchange Commission. 1st Pacific Bancorp undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.